Exhibit 99.(h)(2)

FORM OF AMENDMENT

To Transfer Agency and Service Agreement

Between

Morgan Stanley Mutual Funds

And

Boston Financial Data Services, Inc.

This amendment, made as of this 1st day of July 2013, (the “Amendment”) amends the Transfer Agency and Service Agreement dated April 1, 2013 and effective July 1, 2013, (the “Agreement”) between Boston Financial Data Services, Inc. and each of the entities, individually and not jointly, as listed on Schedule A to the Agreement.  In accordance with Section 16.1 (Amendment) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.              The fourth “WHEREAS” clause is deleted in its entirety and replaced with the following language:

“WHEREAS, each Fund, on behalf of itself and, where applicable, its Portfolios, desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent and in connection with certain other activities, and the Transfer Agent desires to accept such appointment;

WHEREAS, each of the Morgan Stanley Institutional Liquidity Funds (as identified in Annex 1.1), each a series of the Funds, on behalf of itself and, where applicable, its Portfolios, also desires to appoint Morgan Stanley Services Company, Inc., (“MSSCI”) (the “Limited Co-Transfer Agent”), a transfer agent registered pursuant to Section 17A of the Securities Exchange Act of 1934 (“Exchange Act”), for certain purposes set forth below, which shall be in addition to, or in lieu of, the services provided by the Transfer Agent to such Funds.”

2.              Section 1.1 is amended to add Annex 1.1, attached and incorporated herein.

3.              Paragraph 1.1(e)  is amended as follows:

In respect to items (b) through (d) above, Transfer Agent may execute transactions directly with broker-dealers authorized by the Fund; and, subject to Annex 1.1, with respect to items (b), (c), (d), (f) and (g) Transfer Agent may process transactions of Liquidity Fund Direct Investors on behalf of the Liquidity Funds in reliance on transaction information recorded in the TA2000 System (as defined below) by the Limited Co-Transfer Agent.  Transfer Agent shall provide all additional services with respect to the Liquidity Funds and the Liquidity Fund Direct Investors under the terms of this Agreement, except as specifically provided herein.

4.              Paragraph 1.1(w)  is amended as follows:

Call Center Services.  Except with respect to existing and prospective Liquidity Fund Direct Investors, as such term is defined in Annex 1.1, the Transfer Agent shall upon request of the Fund, answer telephone inquiries from 8:00 a.m. to 6:00 p.m., Eastern Time, each day on which the New York Stock Exchange is open for trading.  The Transfer Agent shall answer and respond to inquiries from existing Shareholders, prospective Shareholders of the Fund and broker-dealers on behalf of such Shareholders in accordance with the telephone scripts provided by the Fund to the Transfer Agent, such inquiries may include, but are not limited to, requests for information on account set-up and maintenance, general questions regarding the operation of the Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests.

5.              Section 1.1(q) is amended to add the words “(consistent with, among other applicable requirements, the Foreign Account Tax Compliance Act (“FATCA”));” immediately following the words “withholding taxes on U.S. resident and non-resident alien accounts”.

6.              Schedule 1.1(f) (AML Delegation) is amended by renaming the Schedule “Schedule 1.1(v) (“AML Delegation”)” and by deleting the phrase “which includes the registration for accounts opened through NSCC/FundSERV” in Section 3 and Section 4.1 to the Schedule.

7.              FIA Payment Administration Services. The following Section 1.1(cc) shall be added to the Agreement immediately following Section 1.1(bb):

“1.1     (cc) FIA Payment Administration Services.    As instructed by the Fund, the Transfer Agent shall provide certain review, processing and payment services with respect to the periodic  invoices received by the Fund from its financial intermediaries (the “FIA Services”).   In connection with such FIA Services, the Fund acknowledges that the Transfer Agent may also consolidate information with respect to the Fund’s intermediary payments with similar information gathered from other clients and provide the Fund and such other clients from time to time with reports that reflect such information on a non-attributable and non-identifiable basis.

8.              FIRMPort Services.

(a)         The following Section 1.1(dd) shall be added to the Agreement immediately following Section 1.1(cc):

“1.1(dd) FIRMPort Services.  The Transfer Agent shall perform the services related to its FIRMPortTM site as set forth in Schedule 1.1(dd) to this Agreement.”

(b)         Schedule 1.1(dd) (“FIRMPort Services”), attached hereto, shall be incorporated into the Agreement.

9.              Section 3.2 Reimbursable Expenses is amended to add “AML/CIP” after the word “postage” and before the word “and”.

10.       Section 4. Representations and Warranties of the Transfer Agent is amended to add subsection 4.10 as follows:

“4.10                  It is and will remain in compliance with SEC requirements regarding its employees, specifically: (1) it will prohibit statutorily disqualified individuals from performing any services for the Fund, (2) it is performing due diligence on all individuals performing services for the Fund, including fingerprinting and (3) it will not permit any individual subject to a statutory disqualification to perform services for the Fund.”

11.       Confidentiality.  Section 10.2 to the Agreement shall be amended by inserting the following language at the end of the last sentence of the section, immediately following “…of the Transfer Agent’s Affiliates”:

“or to any systems licensed by the Transfer Agent from any third party and used by the Transfer Agent in connection with the provision of any services under this Agreement.”

12.       Schedule 3.1 (Fees and Expenses). Schedule 3.1 (“Fees and Expenses”) to the Agreement shall be replaced and superseded with the Schedule 3.1 attached hereto, dated February       , 2014;

13.       All defined terms in the Agreement shall be the same in this amendment (the “Amendment”) except as specifically revised by this Amendment.

14.       Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A	BOSTON FINANCIAL DATA SERVICES, INC.

By:	By:

Name:	Name:

Title:	Title:

ANNEX 1.1

Institutional Liquidity Funds Services

Dated: February       , 2014

Solely with respect to the Morgan Stanley Institutional Liquidity Funds (“Liquidity Funds”), Morgan Stanley Services Company Inc., (“MSSCI”) as Limited Co-Transfer Agent under the Transfer Agency and Services Agreement dated April 1, 2013, as amended herein (“Agreement”), will provide certain call center and transfer agency services set forth in the Call Center and Transfer Agency Services Amendment dated July 1, 2013 between the Liquidity Funds and Morgan Stanley Investment Management Inc. (“Call Center Services”).  Call Center Services will be provided by the Limited Co-Transfer Agent only to those Shareholders of the Liquidity Funds that are, or will be, registered Shareholders of the Liquidity Funds and that are not broker-dealers or other intermediaries acting on behalf of beneficial holders (“Liquidity Fund Direct Investors”).  The Parties agree that in connection with providing Call Center Services on behalf of the Liquidity Funds, the Limited Co-Transfer Agent will enter information into the TA2000 System to effect purchase orders, redemption requests, exchanges requests and transfers of Liquidity Fund Direct Investors.

Unless otherwise agreed to by the Parties, including the Limited Co-Transfer Agent, the Transfer Agent will provide all Services set forth in the Agreement, other than the Call Center Services, on behalf of the Liquidity Funds, including with respect to the Shares and Shareholder accounts of the Liquidity Fund Direct Investors, and will provide all Services set forth in the Agreement with respect to those Shares and Shareholder accounts of the Liquidity Funds that are not Liquidity Fund Direct Investors.

Services provided by the Transfer Agent and Limited Co-Transfer Agent with respect to Liquidity Fund Direct Investors shall be in accordance with procedures (“Procedures”) that are established from time to time by agreement between the Transfer Agent and Limited Co-Transfer Agent, in each case with such changes and deviations therefrom as have been or will be (or may from time to time be) agreed on by the two parties.

Liquidity Funds:

Morgan Stanley Institutional Liquidity Funds — Government Portfolio

Morgan Stanley Institutional Liquidity Funds — Government Securities Portfolio

Morgan Stanley Institutional Liquidity Funds — Money Market Portfolio

Morgan Stanley Institutional Liquidity Funds — Prime Portfolio

Morgan Stanley Institutional Liquidity Funds — Tax-Exempt Portfolio

Morgan Stanley Institutional Liquidity Funds — Treasury Portfolio

Morgan Stanley Institutional Liquidity Funds — Treasury Securities Portfolio

SCHEDULE 1.1(dd)

FIRMport Services

Dated: February       , 2014

1.              Definitions.  The following general definitions shall apply to this Schedule.  Additional terms may be defined in this Schedule and in the Agreement.

(a) “Financial Intermediaries” shall mean the brokers, dealers, financial planners and other intermediaries that sell shares or other units of Company or of other registered investment companies serviced by Company.

(b) “FIRMport Site” shall mean the collection of electronic pages of information and reports residing on the Boston Financial FIRMport website, which is accessible through the Boston Financial Client Center or through the Boston Financial URL address (currently://www.bostonfinancial.com/fia).

(c) “FIRMport Services” shall mean the services performed by Boston Financial in providing Company access to FIRMport to view information related to Company’s Financial Intermediaries.

(d) “Users” shall mean the employees or agents of Company which Company has authorized (by a written designation to Boston Financial) to access FIRMport.

2.              FIRMport Services/Boston Financial Responsibilities

2.1 Boston Financial will perform the FIRMport Services pursuant to the terms of this Schedule and the Agreement, with such changes as may be agreed upon in writing by the parties from time to time.

2.2 During the term of this Schedule and subject to the provisions hereof, Boston Financial shall:

(a) continue to maintain all necessary computers, communications connectivity and equipment at Boston Financial’s facilities to operate FIRMport;

(b) maintain and regularly update the FIRMport Site with information on the Financial Intermediaries specified by Company and other related information;

(c) provide Users with access to FIRMport, subject to their compliance with such security requirements as may be implemented by Boston Financial and conveyed to Company, including but not limited to User IDs and passwords (the “Security Requirements”); and

(d) perform all other Boston Financial obligations as set forth in this Schedule and the Agreement.

3.              FIRMport Use; Company Responsibilities.  During the term of this Schedule and subject to the provision hereof, Company shall:

(a) provide Boston Financial with a list of employees or agents of Company that are authorized Users with respect to FIRMport, and provide Boston Financial with updates to such list as necessary to reflect changes in such employees and agents;

(b) require Users to comply with all Security Requirements with respect to such access; and

(c) perform all other Company obligations as set forth in this Schedule and the Agreement.

4.              Term and Termination

4.1  Term.  This Schedule shall be co-terminus with the Agreement.  This Schedule may be terminated by either party by written notice to the other at least one hundred and eighty (180) days prior to the effective date of such termination.

5.              Proprietary Rights; Third Party Information; User ID Access

5.1  Proprietary Rights.  Company acknowledges and agrees that it obtains no rights in or to any of the processes, interface formats or protocols, templates, screen formats, file formats, development tools, instructional materials, authentication and other business processes, trade secrets, software, hardware, or other Boston Financial information, relating to FIRMport and the FIRMport Site.  Such information is proprietary to Boston Financial and shall not be used by Company for any purposes other than utilizing FIRMport and the FIRMport Site pursuant to the terms of this Schedule.

5.2  Third Party Information.  Company further acknowledges that certain of the information and data reflected on the FIRMport Site has been provided by third parties, including but not limited to the Financial Intermediaries, and such information is the property of such third parties.  Boston Financial shall not be responsible for substantiating the content or accuracy of any such third party information.

5.3  User ID Access to FIRMport.  Boston Financial shall provide Company with a mutually agreed upon number of User IDs for access to the FIRMport Site.  Company acknowledges and agrees that (i) User IDs may not be shared by its employees and agents; (ii) Users may not provide access to FIRMport to unauthorized third parties; (iii) Company will require Users to keep User IDs and passwords confidential and secure; and (iv) Company shall be responsible for the use of such User IDs by its employees.

6.              Modifications

6.1  Boston Financial shall have the right, at any time and from time to time, to alter and modify any component of FIRMport, the FIRMport Site and any systems, programs, procedures or facilities used or employed in performing the FIRMport Services hereunder; provided that Company will be notified as promptly as possible prior to implementation of any material alterations and modifications that will impact Company’s access to FIRMport or use of the FIRMport Site.

6.2  All enhancements, improvements, changes, modifications or new features added to FIRMport or the FIRMport Site shall be, and shall remain, the confidential and exclusive property of, and proprietary to Boston Financial.

7.              Liability/Indemnification

7.1  Indemnity by Company.  Boston Financial shall not be responsible for, and Company shall indemnify and hold Boston Financial, harmless, from and against, any and all losses, damages, claims, demands, reasonable counsel fees, expenses and liability arising out of or attributable to: (i) the use of, or inability to use, FIRMport, except to the extent such liabilities result directly from the failure by Boston Financial to perform its obligations under this Schedule in accordance with the standard of care provided in the Agreement; (ii) Company’s lack of good faith, negligence or willful misconduct; (iii) Boston Financial’s reasonable reliance upon, and any subsequent use of or action taken or omitted, by Boston Financial, or its agents on any instructions of Company.

7.2  Indemnity by Boston Financial. Company shall not be responsible for, and Boston Financial shall indemnify and hold Company, harmless, from and against, any and all losses, damages, claims, demands, reasonable counsel fees, expenses and liability arising out of or attributable to Boston Financial’s failure to perform its obligations under this Schedule in accordance with the standard of care provided in the Agreement.  Without limiting the foregoing, Boston Financial’s aggregate liability during the Term of this Schedule, with respect to, arising from or arising in connection with this Schedule, or from all services provided or omitted to be provided by Boston Financial under this Schedule, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the aggregate of the amounts actually received by Boston Financial as fees under this Schedule from Company during the immediately preceding six (6) months.

7.3  Consequential Damages.  Under no circumstances will either party to this Schedule be liable to the other Party or any third party for special, indirect, consequential, exemplary or punitive damages (even if advised of the possibility of such damages) in connection with this Schedule.

7.4  EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS SCHEDULE, FIRMPORT, THE FIRMPORT SITE, THE FIRMPORT SERVICES AND ALL SYSTEMS DESCRIBED IN THIS SCHEDULE AND ITS EXHIBITS ARE PROVIDED “AS-IS,” ON AN “AS AVAILABLE” BASIS, AND BOSTON FINANCIAL HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING SERVICES PROVIDED BY BOSTON FINANCIAL HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF TITLE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.